EXHIBIT 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:

Jack Maurer
412-434-2181

Investors:

Vince Morales
412-434-3740

PPG records charges for environmental remediation, class-action settlement

PITTSBURGH, Sept. 27, 2006 – PPG Industries (NYSE:PPG) has recorded an after-tax charge of $106 million to account for the estimated cost of proposed environmental remediation of sites in New Jersey and Louisiana. The company also recorded an after-tax charge of $14 million for a proposed settlement of a class-action lawsuit. Combined, these two charges will reduce third quarter 2006 earnings per share by $0.72.

Environmental remediation is expected to occur at PPG’s former chromium manufacturing location in Jersey City, N.J., which the company operated in the late 1950s and early 1960s. In addition, remediation is also expected to occur at the Calcasieu River estuary in Calcasieu Parish near the company’s Lake Charles, La., facility, where PPG is working with other potentially responsible parties. Both projects are expected to occur over a number of years.

“PPG is a member of the American Chemistry Council’s Responsible Care initiative, and we take our commitment to the environment seriously,” said Charles E. Bunch, chairman and chief executive officer of PPG. Bunch added that the company’s exposure to legacy environmental remediation costs is concentrated in the locations covered by these charges and that they reflect material progress toward resolving these environmental contingencies which have been disclosed in PPG’s financial reports for many years. “The cash flow impact of the environmental charges will be very manageable, as the actual remediation will occur over an extended period of time,” he said.

Separately, the company has agreed to settle a federal class-action lawsuit related to alleged antitrust violations in the U.S. automotive refinish industry from 1993 through 2000. The settlement agreement remains tentative, pending formal documentation and necessary court proceedings.

“Based on both PPG’s internal investigations and discovery conducted to date, we continue to strongly believe that there was no wrongdoing on the part of PPG. However, settling this case helps us avoid considerable ongoing expense of a prolonged defense, as well as risks associated with a jury trial involving complex issues,” said Bunch.

“Resolving these issues reduces uncertainty associated with the company. Meanwhile, our strong operating cash flows and financial flexibility will allow us to pay these costs while continuing to reward shareholders with organic and acquisitive earnings growth, dividends and share buybacks,” he said.

Forward-Looking Statements

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events or objectives and

PPG records charges for environmental remediation, class action settlement financial or operational performance or results. These matters involve risks and uncertainties, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein. Such factors include potential unanticipated costs of proposed environmental remediation, or the timing of payments associated therewith, unknown conditions at the relevant locations, changes in legislative and regulatory standards, the ability (or lack thereof) of PPG and relevant third parties to agree on definitive settlement documentation, as well as uncertainties associated with the outcome of court proceedings to approve a proposed settlement, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of other existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity. All information in this news release speaks only as of Sept. 27, 2006, and any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

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